Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-8 Nos. 333-194773, 333-201843, 333-209729, 333-216110, 333-223124, 333-229746 and 333-236428) pertaining to the 2011 Equity Incentive Plan, as amended, 2014 Incentive Plan, as amended and 2014 Employee Stock Purchase Plan, as amended of Ultragenyx Pharmaceutical Inc., and

(2) Registration Statement (Form S-8 No. 333-221381) pertaining to the Dimension Therapeutics, Inc. 2015 Stock Option and Incentive Plan and the Dimension Therapeutics, Inc. 2013 Stock Plan, both as assumed by Ultragenyx Pharmaceutical Inc.;

(3) Registration Statement (Form S-8 No. 333-253007) pertaining to the 2014 Incentive Plan, as amended, the 2014 Employee Stock Purchase Plan, as amended and the Employment Inducement Plan of Ultragenyx Pharmaceutical Inc.;

(4) Registration Statement (Form S-3 No. 333-253008) and related Prospectus of Ultragenyx Pharmaceutical Inc. for the registration of common stock, preferred stock, debt securities, warrants and units;

of our reports dated February 15, 2022, with respect to the consolidated financial statements of Ultragenyx Pharmaceutical Inc. and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical Inc. included in this Annual Report (Form 10-K) of Ultragenyx Pharmaceutical Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California

February 15, 2022